AGREEMENT  AND PLAN OF MERGER  entered into as of the 9th day of August
1999 by and between MedSearch, Inc., a business corporation organized under the laws of the State of Nevada, having offices located at 40 Wall Street, New York, NY 10005 ("MedSearch NV"), and MedSearch Technologies, Inc., a business corporation organized under the laws of the State of Delaware, having offices located at 40 Wall Street, New York, New York 10005 ("MedSearch DEL").

         1. MedSearch NV and MedSearch DEL shall pursuant to the provisions of the Nevada General Corporation Law ("NVGCL") and the provisions of the Delaware General Corporation Law ("DGCL"), be merged with and into a single corporation, to wit, MedSearch DEL, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL. The separate existence of MedSearch NV, which is sometimes hereinafter referred to as the "terminating corporation", shall cease upon the effective date of the merger in accordance with the provisions of the NVGCL.

         2. The certificate of incorporation of the surviving corporation upon the effective date of the merger in the State of Delaware shall be the certificate of incorporation of said surviving corporation; and said certificate of incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the DGCL.

         3. The by-laws of the surviving corporation upon the effective date of the merger in the State of Delaware will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the DGCL.

         4. The directors and officers in office of the surviving corporation upon the effective date of the merger in the State of Delaware shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

         5. The number of outstanding shares of the terminating corporation is 6,484,582, all of which are of one class and are common shares and all of which are entitled to vote. There are no outstanding shares of the surviving corporation.

            Each issued share of the terminating corporation shall, upon the effective date of the merger, be converted into one (1) share of the surviving corporation. The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the surviving corporation.

         6. This Agreement and Plan of Merger shall be approved by the Board of Directors of each of the surviving corporation and terminating corporation and shall be approved by the shareholders of the terminating corporation in the manner prescribed by the NVGCL, and the merger of the terminating corporation with and into the surviving corporation shall be authorized in the manner prescribed by the DGCL.

         7. In the event that this Agreement and Plan of Merger shall have been approved by the shareholders entitled to vote of the terminating corporation in the manner prescribed by the NVGCL, and in the event that the merger of the terminating corporation with and into the surviving corporation shall have been duly authorized in compliance with the DGCL, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada and of the State of Delaware, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

         8. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered and directed to do any and all things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

         9. The effective date in the State of Nevada and in the State of Delaware of the merger herein provided for shall be the date of filing of the Certificates of Merger.

            IN WITNESS WHEREOF, each of the constituent corporations are executing this Agreement and Plan of Merger as of the first date written above.

                                             MEDSEARCH, INC.
                                             (NEVADA)


                                             By:  /s/ JACOB MELLER
                                                  ----------------
                                             Name:    Jacob Meller
                                             Title:   President

                                             MEDSEARCH TECHNOLOGIES, INC.
                                             (DELAWARE)


                                             By:  /s/ JACOB MELLER
                                                  ----------------
                                             Name:    Jacob Meller
                                             Title:    President

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